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                                                               EXHIBIT (a)(5)(D)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We here consent to the use in the Tender Offer Statement on Schedule TO, to be filed by CENA Acquisition Corp., and CEMEX, S.A. de C.V., of our reports dated January 12, 2000, relating to the financial statements of Agregados y Trituralos Monterrey, S.A. de C.V., Arenera del Oriente, S.A. de C.V., Autotransportes de Huichapan, S.A. de C.V., Cal Guadalajara, S.A. de C.V. (formerly Simifa, S.A. de C.V.) Cementos Anahuac, S.A. (formerly Inmobiliaria Angela Segovia, S.A.), Cementos del Noreste, S.A. de C.V. (formerly Polycemex, S.A. de C.V.), Cementos del Norte, S.A. de C.V. (formerly Inmobiliaria ZP Triangular, S.A. de C.V.), Cementos de Oriente, S.A. de C.V. (formerly Maquiladora y Distribuidora de Materiales para la Construccion, S.A. de C.V.), Cementos Guadalajara, S.A. de C.V. (formerly Inmobiliaria Industrial Mazatleca, S.A. de C.V.), Cementos Monterrey, S.A. de C.V. (formerly Polimeros Cemex, S.A. de C.V.), Cemex Concretos, S.A. de C.V. (formerly Concretos de Alta Calidad y Agregados, S.A. de C.V.), Cemtec, S.A. de C.V., Compania de Transporte del Mar de Cortes, S.A. de C.V., Compania Minera Atoyac, S.A. de C.V., Concreto Premezclado Nacional, S.A. de C.V., Concreto y Precolados, S.A. de C.V., Explotadora de Canteras, S.A. de C.V., Granos y Terrenos, S.A. de C.V., Pavimentos Mexicanos de Concreto, S.A. de C.V., Petrocemex, S.A. de C.V., Productora de Bolsas de Papel, S.A., Productos Calcareos, S.A. de C.V. and Proveedora Mexicana de Materiales, S.A. de C.V.

PricewaterhouseCoopers

/s/ Hector Puente S.
Hector Puente S.

Monterrey, N.L.
Mexico
October 3, 2000